[JABIL CIRCUIT NEWS LOGO]

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently estimated first quarter and full fiscal year 2005 revenues and earnings results and our long-term outlook for our company, our industry and our customers. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results; changes in technology; competition; anticipated growth for us and our industry may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2003, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


         JABIL CIRCUIT REPORTS FOURTH QUARTER & FISCAL YEAR 2004 RESULTS
               Company Posts Record Revenues for Quarter and Year


ST. PETERSBURG, FL - SEPTEMBER 21, 2004...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the fourth fiscal quarter and fiscal year 2004, ended August 31, 2004.

FISCAL FOURTH QUARTER 2004
Revenue for the fourth fiscal quarter of 2004 increased 25 percent to $1.6 billion compared to $1.3 billion for the same period of fiscal 2003.

Under accounting principles generally accepted in the United States of America ("GAAP"), net income for the fourth quarter of fiscal 2004 increased to $44.3 million as compared to $20.1 million for the same period in fiscal 2003. GAAP diluted earnings per share for the fourth quarter of fiscal 2004 were $0.22 compared to $0.10 for the same period of fiscal 2003.

Jabil's fourth quarter of fiscal 2004 core earnings increased 32 percent to $54.7 million, compared to $41.4 million for the fourth quarter of fiscal 2003. Core earnings per share increased 35 percent to $0.27 per diluted share for the period, compared to $0.20 for the fourth quarter of fiscal 2003. (Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil reports core earnings to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil's core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for the fourth quarter of fiscal 2004 increased 14 percent to $137.7 million or 8.5 percent of revenue compared to $120.4 million or 9.3 percent of revenue for the same period of fiscal 2003.

On a GAAP basis, operating income for the fourth quarter of fiscal 2004 increased to $56.9 million compared to $27.4 million for the same period of fiscal 2003.

Core operating income for the fourth quarter of fiscal 2004 increased 28 percent to $67.7 million or 4.2 percent of revenue compared to $52.8 million or 4.1 percent of revenue for the fourth quarter of fiscal 2003. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition-related charges and restructuring and impairment charges. Jabil reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil's core operating income to its GAAP operating income and additional information in the supplemental information below).



                                   ( M O R E )

Q4 2004 Earnings Release--Add One
September 21, 2004


OTHER QUARTERLY HIGHLIGHTS

- Cash flow from operations was approximately $100 million for the fourth quarter of fiscal 2004.
-        Sales cycle for the fourth quarter of fiscal 2004 was 26 days.
- Calculated inventory turns for the fourth quarter of fiscal 2004 were nine.
- Capital expenditures for the fourth quarter of fiscal 2004 were approximately $77 million.
- Depreciation for the fourth quarter of fiscal 2004 was approximately $45 million.
- Cash balances were $621 million at the end of the fourth quarter of fiscal 2004.
- Return on Invested Capital (ROIC) was consistent at 15 percent for the fourth quarter of fiscal 2004.

FISCAL YEAR 2004
Fiscal year revenues increased 32 percent to $6.3 billion, compared to $4.7 billion in fiscal 2003.

On a GAAP basis, net income for fiscal year 2004 was $166.9 million compared to $43.0 million for fiscal 2003. GAAP diluted earnings per share for fiscal 2004 were $0.81 compared to $0.21 for fiscal 2003.

Jabil's fiscal year 2004 core earnings after taxes increased 46 percent to $209.1 million, compared to $142.7 million for fiscal 2003. Core earnings per share increased 44 percent to $1.02 per diluted share for the fiscal year, compared to $0.71 for fiscal 2003. (Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil reports core earnings and core earnings per share to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil's core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for fiscal year 2004 increased 24 percent to $538.4 million or 8.6 percent of revenue compared to $435.5 million or 9.2 percent of revenue for fiscal year 2003.

On a GAAP basis, operating income for fiscal year 2004 was $216.0 million compared to $44.5 million for the fiscal year 2003.

Core operating income for fiscal year 2004 increased 44 percent to $261.1 million or 4.2 percent of revenue compared to $181.9 million or 3.8 percent of revenue for fiscal 2003. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition-related charges and restructuring and impairment charges. Jabil reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil's core operating income to its GAAP operating income and additional information in the supplemental information below).

FISCAL YEAR SUMMARY AND BUSINESS OUTLOOK
"We are pleased to conclude our fiscal year with a quarter that proved to be at the high end of our expectations, making this both a record quarter and fiscal year. We grew revenues 32 percent, increased core earnings 46 percent and improved core earnings per share 44 percent over fiscal 2004. Looking ahead, we plan to grow our business with the steady trend to outsourcing and believe 2005 will be another strong year for Jabil," said Timothy L. Main, President and Chief Executive Officer.

Jabil provided guidance for its full fiscal year 2005 indicating that it currently foresees revenue in a range of $7.2 to $7.4 billion, core earnings growth of 18 to 22 percent and core earnings per share in a range of $1.20 to $1.24 per diluted share, depending upon levels of production. GAAP earnings per share are currently estimated to be $1.05 to $1.09 per diluted share. (Expected GAAP earnings per share for the full fiscal year are currently estimated to include $0.15 per share for amortization of intangibles and acquisition related charges.)

Jabil management also reiterated guidance for its first fiscal quarter of 2005, indicating they currently expect revenue to range from $1.75 to $1.85 billion and core earnings per share to be in a range of $0.30 to $0.32 per diluted share, depending upon levels of production. GAAP earnings per share are currently estimated to be $0.26 to $0.28 per diluted share. (Expected GAAP earnings per share for the quarter are currently estimated to include $0.04 per share for amortization of intangibles.)

Q4 2004 Earnings Release--Add Three
September 21, 2004


SUPPLEMENTAL INFORMATION
The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil's core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its acquisitions and restructuring programs, Jabil has incurred significant incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the incremental nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil's ongoing operations on a comparable basis. Jabil reports core earnings and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a GAAP Consolidated Statement of Income, a non-GAAP Consolidated Statement of Income, as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

COMPANY CONFERENCE CALL INFORMATION
Jabil Circuit will conduct a conference call to announce its fourth quarter and fiscal 2004 earnings today at 4:30 p.m. EDT, live on the Internet at http://jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://jabil.com.

The news release and information about Jabil's earnings will also be available in the investor relations' section of the web site (jabil.com) by approximately 4:00 p.m., EDT. A taped replay of the conference call will also be available September 21, 2004 at approximately 7:30 p.m. EDT through midnight on September 22, 2004. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 112853.

Jabil Circuit, Inc. is a global leader in the Electronic Manufacturing Services
(EMS) industry, offering innovative solutions to world leading electronics companies in the aerospace, automotive, computing, consumer, defense, instrumentation, medical, networking, peripherals, storage and telecommunications industry sectors. Jabil offers circuit design, board design from schematic, mechanical and production design, product realization services, product research and development, testing prototype assembly, volume board assembly, system assembly, enclosure services, direct fulfillment, repair and warranty services from facilities in the Americas, Europe and Asia. Jabil common stock is traded on the New York Stock Exchange under the symbol "JBL." Further information about Jabil can be found on its web site at jabil.com.


Investor & Media Contact:
Beth Walters
(727) 803-3511
investor_relations@jabil.com

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                          August 31,      August 31,
                                                            2004             2003
                                                          ----------      ----------
ASSETS
Current assets
    Cash and cash equivalents                             $  621,322      $  699,748
    Accounts receivable, net                                 777,357         759,696
    Inventories                                              656,681         510,218
    Refundable income taxes                                       --          27,757
    Prepaid expenses and other current assets                 70,143          62,942
    Deferred income taxes                                     57,172          33,586
                                                          ----------      ----------
          Total current assets                             2,182,675       2,093,947

Property, plant and equipment, net                           776,353         746,204
Goodwill and intangible assets, net                          352,426         381,319
Deferred income taxes                                          5,923              --
Other assets                                                  11,979          23,275
                                                          ----------      ----------
                                                          $3,329,356      $3,244,745
                                                          ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current installments of notes payable,
      long-term debt and long-term lease obligations      $    4,412      $  347,237
    Accounts payable                                         937,636         712,697
    Accrued expenses                                         213,418         203,284
    Income taxes payable                                       3,618              --
                                                          ----------      ----------
          Total current liabilities                        1,159,084       1,263,218

Notes payable, long-term debt and long-term
  lease obligations, less current installments               305,194         297,018
Deferred income taxes                                             --          19,223
Other liabilities                                             45,738          76,810
                                                          ----------      ----------
          Total liabilities                                1,510,016       1,656,269
                                                          ----------      ----------
Stockholders' equity
    Common stock                                                 201             199
    Additional paid-in capital                               976,129         944,145
    Retained earnings                                        789,953         623,053
    Accumulated other comprehensive income                    53,057          21,079
                                                          ----------      ----------
          Total stockholders' equity                       1,819,340       1,588,476
                                                          ----------      ----------
                                                          $3,329,356      $3,244,745
                                                          ==========      ==========

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
              UNITED STATES GAAP CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)

                                                                        Three months ended                Twelve months ended
                                                                  -----------------------------       ----------------------------
                                                                  August 31,        August 31,        August 31,        August 31,
                                                                      2004             2003              2004               2003
                                                                  -----------       -----------       -----------       -----------
Net revenue                                                       $ 1,626,177       $ 1,296,015       $ 6,252,897       $ 4,729,482
Cost of revenue                                                     1,488,488         1,175,611         5,714,517         4,294,016
                                                                  -----------       -----------       -----------       -----------
Gross profit                                                          137,689           120,404           538,380           435,466
Operating expenses:
    Selling, general and administrative                                65,596            65,051           263,504           243,663
    Research and development                                            4,405             2,506            13,813             9,906
    Amortization of intangibles                                        10,806            12,514            43,709            36,870
    Acquisition related charges (1)                                        --             3,934             1,339            15,266
    Restructuring and impairment charges (2)                               --             8,958                --            85,308
                                                                  -----------       -----------       -----------       -----------
Operating income                                                       56,882            27,441           216,015            44,453
    Other loss (income) (3)                                                --                --             6,370            (2,600)
    Interest income                                                    (1,679)           (1,684)           (7,237)           (6,920)
    Interest expense                                                    4,249             5,246            19,369            17,019
                                                                  -----------       -----------       -----------       -----------
Income before income taxes                                             54,312            23,879           197,513            36,954
    Income tax expense (benefit)                                       10,054             3,807            30,613            (6,053)
                                                                  -----------       -----------       -----------       -----------
Net income                                                        $    44,258       $    20,072       $   166,900       $    43,007
                                                                  ===========       ===========       ===========       ===========
Earnings per share:
Basic                                                             $      0.22       $      0.10       $      0.83       $      0.22
                                                                  ===========       ===========       ===========       ===========
Diluted                                                           $      0.22       $      0.10       $      0.81       $      0.21
                                                                  ===========       ===========       ===========       ===========
Common shares used in the calculation of earnings per share:
Basic                                                                 201,110           199,059           200,430           198,495
                                                                  ===========       ===========       ===========       ===========
Diluted                                                               205,165           203,980           205,849           202,103
                                                                  ===========       ===========       ===========       ===========

1) There were no acquisition-related charges during the three months ended August 31, 2004. During the twelve months ended August 31, 2004, we recorded acquisition-related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics ("Philips") and NEC Corporation ("NEC"). During the three months ended August 31, 2003, we recorded acquisition-related charges of $3.9 million ($2.7 million after-tax) primarily in connection with the acquisitions of certain operations of Philips and NEC. During the twelve months ended August 31, 2003, we recorded acquisition-related charges of $15.3 million ($9.8 million after-tax) in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo S.A., Lucent Technologies of Shanghai, Seagate Technology - Reynosa, S. de R.L. de C.V., Philips and NEC.

(2) There were no restructuring and impairment charges during the three and twelve months ended August 31, 2004. During the three months and twelve months ended August 31, 2003, we recorded restructuring and impairment charges of $9.0 million ($8.3 million after-tax) and $85.3 million ($60.7 million after-tax), respectively, related to the restructuring of our business.

(3) During the twelve months ended August 31, 2004, we recorded a loss of $6.4 million ($4.0 million after-tax) on the write-off of unamortized issuance costs associated with our $345 million, 20-year, 1.75% convertible subordinated notes ("Convertible Notes"). The Convertible Notes were retired in May 2004. During the twelve months ended August 31, 2003, we recorded $2.6 million ($1.6 million after-tax) of other income related to proceeds received in connection with facility closure costs.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                   NON-GAAP CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                                                          Three months ended               Twelve months ended
                                                                       --------------------------     ---------------------------
                                                                       August 31,    August 31,        August 31,      August 31,
                                                                           2004         2003               2004           2003
                                                                       -----------   -----------       -----------    -----------
Net revenue                                                            $ 1,626,177   $ 1,296,015       $ 6,252,897    $ 4,729,482
Cost of revenue                                                          1,488,488     1,175,611         5,714,517      4,294,016
                                                                       -----------   -----------       -----------    -----------
Gross profit                                                               137,689       120,404           538,380        435,466

Operating expenses:
    Selling, general and administrative                                     65,596        65,051           263,504        243,663
    Research and development                                                 4,405         2,506            13,813          9,906
                                                                       -----------   -----------       -----------    -----------
Core operating income (Non-GAAP) (1)                                        67,688        52,847           261,063        181,897

    Interest income                                                         (1,679)       (1,684)           (7,237)        (6,920)
    Interest expense                                                         4,249         5,246            19,369         17,019
                                                                       -----------   -----------       -----------    -----------
Core earnings before income taxes                                           65,118        49,285           248,931        171,798

    Income tax expense (Non-GAAP) (1)                                       10,420         7,886            39,830         29,050
                                                                       -----------   -----------       -----------    -----------
Core earnings (Non-GAAP) (1)                                           $    54,698   $    41,399       $   209,101    $   142,748
                                                                       ===========   ===========       ===========    ===========
Core earnings per share: (Non-GAAP) (1)
Basic                                                                  $      0.27   $      0.21       $      1.04    $      0.72
                                                                       ===========   ===========       ===========    ===========
Diluted                                                                $      0.27   $      0.20       $      1.02    $      0.71
                                                                       ===========   ===========       ===========    ===========
Common shares used in the calculation of core earnings per share:
Basic                                                                      201,110       199,059           200,430        198,495
                                                                       ===========   ===========       ===========    ===========
Diluted                                                                    205,165       203,980           205,849        202,103
                                                                       ===========   ===========       ===========    ===========

(1) The Non-GAAP Consolidated Statements of Income presented above exclude certain amounts that are included in the U.S. GAAP Consolidated Statements of Income, specifically the effects of the amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income. Also included in this release is a reconciliation of the disclosed non-GAAP, or core financial measures to the most directly comparable GAAP financial measures. Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of the Company's core operating performance. The non-GAAP financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                                SUPPLEMENTAL DATA
       RECONCILIATION OF U.S. GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                                         Three months ended            Twelve months ended
                                                      ------------------------      -------------------------
                                                      August 31,     August 31,     August 31,     August 31,
                                                        2004            2003          2004            2003
                                                      ---------      ---------      ---------      ----------
OPERATING INCOME (GAAP)                               $  56,882      $  27,441      $ 216,015       $  44,453
Amortization of intangibles                              10,806         12,514         43,709          36,870
Acquisition-related charges                                  --          3,934          1,339          15,266
Restructuring and impairment charges                         --          8,958             --          85,308
                                                      ---------      ---------      ---------       ---------
CORE OPERATING INCOME (NON-GAAP)                      $  67,688      $  52,847      $ 261,063       $ 181,897
                                                      =========      =========      =========       =========


NET INCOME (GAAP)                                     $  44,258      $  20,072      $ 166,900       $  43,007
Amortization of intangibles, net of tax                  10,440         10,374         37,239          30,848
Acquisition-related charges, net of tax                      --          2,684            987           9,827
Restructuring and impairment charges, net of tax             --          8,269             --          60,688
Other loss (income), net of tax                              --             --          3,975          (1,622)
                                                      ---------      ---------      ---------       ---------
CORE EARNINGS (NON-GAAP)                              $  54,698      $  41,399      $ 209,101       $ 142,748
                                                      =========      =========      =========       =========


EARNINGS PER SHARE: (GAAP)
Basic                                                 $    0.22      $    0.10      $    0.83       $    0.22
                                                      =========      =========      =========       =========
Diluted                                               $    0.22      $    0.10      $    0.81       $    0.21
                                                      =========      =========      =========       =========

CORE EARNINGS PER SHARE: (NON-GAAP)
Basic                                                 $    0.27      $    0.21      $    1.04       $    0.72
                                                      =========      =========      =========       =========
Diluted                                               $    0.27      $    0.20      $    1.02       $    0.71
                                                      =========      =========      =========       =========

COMMON SHARES USED IN THE CALCULATIONS OF
   EARNINGS PER SHARE:
Basic                                                   201,110        199,059        200,430         198,495
                                                      =========      =========      =========       =========
Diluted                                                 205,165        203,980        205,849         202,103
                                                      =========      =========      =========       =========